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                 Competitive Technologies, Inc.
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COMPETITIVE TECHNOLOGIES

1960 Bronson Road
Fairfield, CT  06430

December 19, 2001


Dear Shareholders:

For many years Competitive Technologies created success in an important niche related to the development of new concepts and products. This process served not only our Company well, but also it was a very necessary part of serving the needs of our clients.

However, it has become clear in the recent past that this process needed to be reexamined, and a new paradigm developed for the future. As a result, we will be presenting at the Annual Meeting on January 18, 2002 a Strategic Plan for the future of our Company. It will represent a solid vision of how we can take our experience and expertise and build a future for our Company that represents increased value for our shareholders, our employees, and our clients.

We believe you will be very pleased by this plan, and we intend to make the presentation available on our website to every shareholder that will not be able to attend the annual meeting in person. However, in relation to this new, expanded vision for our Company, there will be some changes I would like to share with you now.

Our current President, CEO, and CFO, Mr. Frank R. McPike, Jr., has served all of our needs very competently, but he and we believe that the expanded direction for CTT requires someone with greater experience in the strategies that make up our plan. As a result, we have retained Christian & Timbers, one of the leading executive search firms in the nation, to begin a search for a new President. Frank will continue to be an important part of our management team as Chief Financial Officer and a director.

Your Board of Directors is excited by the strategic direction we are taking, and we believe you will be also as you become more familiar with our new vision for the future.

Yours truly,



Richard E. Carver
Chairman of the Board


203.255.6044
Fax: 203.254.1102
Email:  CTT@CompetitiveTech.net
www.CompetitiveTech.net